As filed with the Securities and Exchange Commission on June 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

AND POST-EFFECTIVE AMENDMENT

UNDER THE SECURITIES ACT OF 1933

AMPEX CORPORATION

(formerly Ampex Incorporated)

(Exact name of registrant as specified in its charter)

Delaware	13-3667696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1228 Douglas Avenue

Redwood City, CA 94063

(415) 367-2011

(Address of principal executive offices, including zip code)

AMPEX CORPORATION 1992 STOCK INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Joel D. Talcott, Esq.

Ampex Corporation

1228 Douglas Avenue

Redwood City, CA 94063

(415) 367-3330

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Craig L. McKibben

Ampex Corporation

135 East 57th Street

New York, New York  10022

(212) 935-6144

Approximate date of commencement of proposed sale to the public:  From time to time after the effectiveness of this Registration Statement, as determined by the selling stockholder.

If the only securities to be registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Class A Common Stock, $0.01 par value per share	712,500 shares	(3)	$40.01	$28,507,125.00	$1,412.75	(4)

(1)               Plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect of stock splits, stock dividends and similar transactions.

(2)               Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, based upon the average of the high ($40.75) and low ($39.26) prices per share of the Registrant’s Common Stock as reported on Nasdaq on June 27, 2005.

(3)               Represents shares issued or issuable under options granted or to be granted under the Ampex Corporation 1992 Stock Incentive Plan, as amended.

(4)               Pursuant to Rule 429(b) under the Securities Act, this Registration Statement includes 412,500 shares of the Registrant’s Common Stock, as adjusted, previously registered on Form S-8 Registration Statements No. 33-77664 (filed on April 12, 1994), No. 33-92640 (filed on May 23, 1995), No. 333-05623 (filed on June 10, 1996 and amended by Post-Effective Amendment filed on August 30, 1996) and No. 333-81534 (filed on January 29, 2002).  In connection with such previously registered shares, the Registrant paid an aggregate registration fee of $11,214.00. In connection with this Registration Statement, the Registrant is paying a fee based solely on the 300,000 additional shares of the Registrant’s Common Stock being registered.

Pursuant to Rule 429 under the Securities Act, the reoffer prospectus included in this Registration Statement is a combined reoffer prospectus and relates to this Registration Statement and to Registration Statements No. 33-77664 (filed on April 12, 1994), No. 33-92640 (filed on May 23, 1995), No. 333-05623 (filed on June 10, 1996 and amended by Post-Effective Amendment filed on August 30, 1996) and No. 333-81534 (filed on January 29, 2002). This Registration Statement also constitutes a Post-Effective Amendment to each of the Registration Statements Nos. 33-77664, 33-92640, 333-05623 and 333-81534.

EXPLANATORY NOTES

The Registrant has previously filed the Form S-8 registration statements and the post-effective amendment listed below (the “Prior Registration Statements”) to register shares of its Class A Common Stock, par value $0.01 per share (the “Class A Stock”) reserved for issuance under the Ampex Corporation 1992 Stock Incentive Plan, as amended (the “Stock Incentive Plan,” or the “Plan”):

1.               Form S-8 Registration Statement (File No. 33-77664) filed on April 12, 1994 to register 37,500 shares (as adjusted) of Class A Stock reserved for issuance under the Plan;

2.               Form S-8 Registration Statement (File No. 33-92640) filed on May 23, 1995 to register 75,000 additional shares (as adjusted) of Class A Stock reserved for issuance under the Plan;

3.               Form S-8 Registration Statement (File No. 333-05623) filed on June 10, 1996 to register 100,000 additional shares (as adjusted) of Class A Stock reserved for issuance under the Plan;

4.               Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed on August 30, 1996 to reflect amendments to the Plan made in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

5.               Form S-8 Registration Statement (File No. 333-81534) filed January 29, 2002 to register 200,000 additional shares (as adjusted) of Class A Stock reserved for issuance under the Plan.

On March 18, 2005, the board of directors of the Registrant approved an amendment to the Plan, subject to approval by stockholders at the Registrant’s 2005 Annual Meeting of Stockholders, to increase the number of shares of Class A Stock available for issuance under the Plan by 300,000 shares.  On April 19, 2005, the Registrant’s board of directors approved certain amendments to the Plan, which did not require stockholder approval, in order to conform the Plan to new Section 409A of the Internal Revenue Code relating to deferred compensation, established under the American Jobs Creation Act of 2004. At the Registrant’s Annual Meeting of Stockholders held on June 10, 2005, the Registrant’s stockholders approved the amendment to increase the shares available under the Plan by 300,000.  A copy of the Plan, as so amended, is filed as Exhibit 10.1 hereto.

This registration statement is being filed by the Registrant to register the 300,000 additional shares of Class A Stock reserved for issuance under the Plan.  Pursuant to Rule 429 of the Securities Act, this registration statement also serves as a Post-Effective Amendment to the Prior Registration Statements in order to reflect the recent amendments made to the Plan, and to include a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3.  The reoffer prospectus may be used for reoffers and resales of the shares of Class A Stock that have been issued to the selling stockholders upon exercise of employee stock options granted under the Plan.  The contents of the Prior Registration Statements are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send the documents containing the information specified in Part I of Form S-8 to Plan participants as specified by Rule 428(b)(1) under the Securities Act.  Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

REOFFER PROSPECTUS

712,500 Shares

AMPEX CORPORATION

Class A Common Stock

This prospectus relates to offers and sales of up to 712,500 shares of our Class A Common Stock, or Class A Stock, that have been or will be acquired by the selling stockholders upon exercise of employee stock options granted to them under the Ampex Corporation 1992 Stock Incentive Plan, as amended.  The selling stockholders are certain officers and directors of Ampex who may be deemed to be our “affiliates,” as defined in Rule 405 under the Securities Act.

The selling stockholders may sell the shares directly or through broker-dealers or underwriters, at various times, in various amounts and in various types of public or private transactions, including in the open market, in negotiated transactions or by any combination of these methods, at prevailing market prices or at privately negotiated prices.  Each selling stockholder will determine the selling price of his or its shares at the time of sale, and will receive all of the net proceeds from the sales and pay all brokerage commissions and similar selling expenses, if any. We will pay the expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders and any agents, broker-dealers or underwriters that are involved in selling their shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under that Act.

Our Class A Stock is quoted on the Nasdaq National Market, under the symbol “AMPX.”  On June 27, 2005, the closing sale price of our Class A Stock on Nasdaq was $40.58 per share.  At the date of this prospectus, the Class A Stock is the only outstanding class of our Common Stock.

Investing in our Class A Stock involves a high degree of risk.  You should carefully consider the “Risk Factors,” beginning on page 4, before buying any of our Class A Stock.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2005.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

AMPEX CORPORATION

RISK FACTORS

USE OF PROCEEDS

SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INFORMATION INCORPORATED BY REFERENCE

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone to give you different information.  You should not assume that the information incorporated by reference provided in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the documents.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these shares by any person in any jurisdiction in which it is unlawful for that person to make such an offer, solicitation or sale.

FORWARD-LOOKING STATEMENTS

This prospectus contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, those described under “Risk Factors,” below. These forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation or undertaking to disseminate updates or revisions of any expectations with regard thereto or regarding any changes in events, conditions or circumstances on which any such forwarding-looking statements are based.  IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS, YOU ARE URGED TO READ CAREFULLY ALL SUCH CAUTIONARY STATEMENTS.

AMPEX CORPORATION

We are a leading innovator and licensor of visual information technology.  During our 60-year history, we have developed substantial proprietary technology relating to the electronic storage, processing and retrieval of data, particularly images.  We currently hold approximately 600 patents and patent applications covering digital image processing, digital image compression and recording technologies.  We leverage our investment in technology through our corporate licensing division that licenses our patents to manufacturers of consumer electronics products.  Through our wholly-owned subsidiary, Ampex Data Systems Corporation (“Data Systems”), we also incorporate this technology in the design and manufacture of very high performance data storage products, principally used in intelligence gathering and defense applications to gather digital images and other data from aircraft, satellites and submarines.

We have two business segments, which we refer to as our Recorders segment and our Licensing segment.  Our Recorders segment primarily includes the sale and service of data acquisition and instrumentation recorders (which record data, principally images rather than computer information), and to a lesser extent mass data storage products, all of which are made by our manufacturing subsidiary, Data Systems.  Our Licensing segment involves the licensing of our intellectual property to manufacturers of consumer digital video products through our corporate licensing division.

We incorporated in Delaware in January 1992 as the successor to a business originally organized in 1944. References to “Ampex” include subsidiaries and predecessors of Ampex Corporation, unless the context indicates otherwise.  Our principal executive offices are located at 1228 Douglas Avenue, Redwood City, California 94063, and our telephone number is (650) 367-2011.  Our Class A Stock is quoted on the Nasdaq National Market (“Nasdaq”) under the symbol “AMPX.”  We also maintain a website on the Internet at www.ampex.com.

Our trademarks include “Ampex”, “DST”, “DCRsi”, “DIS”, “DDRs” and “DSRs”, which are trademarks of Ampex Corporation.  All other trademarks and service marks used in this report are the property of Ampex or their respective owners.

RISK FACTORS

Investing in our Class A Stock involves a high degree of risk.  You should carefully consider all of the information in this prospectus and, in particular, the following risks before making an investment decision.  The risks and uncertainties described below are not the only ones we face.  Additional risks that are not yet known to us or that we deem immaterial could also seriously impair our business, operating results and financial condition.  The trading price of our Class A Stock could decline due to any of these risks, and you could lose all or part of your investment.

Risk Related to our Business

Our operating results have fluctuated significantly in the past and will continue to fluctuate in the future, which could cause corresponding fluctuations in our stock price.

Our revenues and results of operations are generally subject to quarterly and annual fluctuations.  Various factors affect our operating results, some of which are not within our control, including:

•                                          receipt of lump sum, prepaid and ongoing licensing royalties;

•                                          product sales by licensees;

•                                          new licenses with licensees;

•                                          litigation expenses;

•                                          debt repayments and interest expense;

•                                          customer ordering and government spending patterns;

•                                          availability and market acceptance of new products and services;

•                                          timing of significant orders and new product announcements; and

•                                          order cancellations.

For example, our licensing revenue has historically fluctuated widely due to a number of factors that we cannot predict, such as the extent to which third parties use our patented technology, the ability of manufacturers to redesign their products to avoid infringement of our patents, the extent to which we must pursue litigation in order to enforce our patents to protect our business, and the ultimate success of our licensing and litigation activities.  Licensing revenue also depends in part on fluctuating sales volumes and prices of licensees’ products that incorporate our technology.

For the three months ended March 31, 2005, we had licensing revenue of $11.4 million and net income of $5.9 million as a result of the recognition of significant royalty receipts for past and, in some cases, future use of our patents.  For the three months ended March 31, 2004, however, we only had licensing revenues of $1.7 million and reported a net loss of $.25 million.

Similarly, our recording revenues may fluctuate significantly in future periods.  While this segment reported operating income for each of the three months ended March 31, 2005 and 2004, its business is dependent on the funding of government defense programs, which may come under increased pressure in the future, leading to a decline in sales.  In addition, a substantial portion of our Recorders segment backlog at a given time is normally shipped within one or two quarters thereafter and revenues in any quarter are heavily dependent on orders received in that quarter and the immediately preceding quarter.

Accordingly, results of a given quarter or year may not necessarily be indicative of results to be expected for future periods.  In addition, fluctuations in operating results may negatively affect our debt service coverage, or our ability to issue debt or equity securities should we wish to do so, in any given fiscal period.  In addition, material fluctuations in our operating results in future periods could have a material adverse effect on the price of our common stock.

If we are unable to protect our intellectual property adequately, our revenues will be reduced and we may not be able to compete effectively.

The success of our licensing and recording activities depends, in part, upon our ability to establish and maintain the proprietary nature of our technology through the patent process.  There can be no assurance that one or more of our patents will not be successfully challenged, invalidated or circumvented or that we will otherwise be able to rely on such patents for any reason.  In addition, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may seek to apply for and obtain patents that restrict our ability to make, use and sell our products either in the United States or in foreign markets.  Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as the laws of the United States.  If any of our patents are successfully challenged, invalidated or circumvented or our right or ability to manufacture our products becomes restricted, our ability to continue to manufacture and market our products could be adversely affected, which would likely have a material adverse effect upon our business, financial condition and results of operations.

Our licensing revenues may be adversely affected due to the expiration of certain of our patents.  Our rapid image retrieval patent, which is licensed to manufacturers of digital still cameras, will expire in April 2006.  Other patents that we license to manufacturers of consumer digital imaging products will expire at various times through 2014.  We believe that certain of our patents covered by existing licenses are used in professional and consumer digital camcorders.  We expect to receive royalties from these products for several years after the April 2006 expiration of our rapid image retrieval patent.  We are conducting discussions with certain manufacturers of digital still cameras, including existing licensees, to determine whether they are infringing these patents, as well.  If we believe that their products are infringing our other patents, we have the right to declare the licensees to be in breach of their agreements with us.  If the licensees do not either demonstrate non-infringement or begin to pay royalties, we have the right to cancel their licenses and initiate litigation to enforce our patents.  However, there is no assurance that our other patents may be used in digital still cameras now or in the future.  Therefore, after April 11, 2006, our digital still camera royalties may be materially reduced or eliminated.

Unless we are able to develop or acquire new patents in the digital imaging or other fields, our licensing revenues will expire in 2014.  Moreover, if other companies develop unpatented proprietary technology similar to ours or competing technologies, our competitive position will be weakened and we may experience reduced license revenues.

Our revenues and operations may be adversely affected if we are not successful in our current and future legal actions or proceedings.

The success of our Licensing segment depends upon the validity of our digital imaging patents, which are used by manufacturers of consumer digital imaging products.  We have recently initiated litigation to enforce one of our digital still camera patents and we may decide to initiate additional litigation against other manufacturers of digital still cameras and other products to enforce our patents, to protect trade secrets or know-how owned by us or to determine the enforceability, scope and validity of the proprietary rights of others.  Any litigation or interference proceedings brought against, initiated by, or otherwise involving us, may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the prosecution or defense of such litigation or proceedings.  We also face the risk that a court could rule that our patents are invalid or not infringed, causing existing licensees to discontinue payments to us.

As a result, we have incurred significant litigation expenses and may incur additional costs in future periods if we bring new lawsuits or if existing litigation is not resolved through negotiations.  Additionally, if we do not prevail in our patent litigation, our patent royalties could be negatively impacted, which would have an adverse impact on our business, revenues and operations.

Our business depends materially on U.S. government spending, and a decrease in that spending may adversely affect our revenues and earnings.

Our Recorders segment depends materially on continued expenditures by the U.S. government on intelligence and defense programs.  Significant portions of data acquisition and instrumentation recorder sales reflect purchases by prime contractors to the federal government, which are subject to significant fluctuations.  The large U.S. budget deficit is expected to result in the cancellation of various defense programs.  We do not know whether programs in which we participate will be affected by such cuts, program delays or deferred funding.  The loss or significant decline in spending on various imaging and intelligence gathering programs, in which we are subcontractors to prime government contractors, or the lack of acceptance of our new products described below could have a material adverse effect on our revenues and earnings.

We have recently introduced our new DDRs disk-based data acquisition recorder and our new DSRs solid-state memory-based data acquisition recorder for use in intelligence gathering activities.  These products have been designed to replace a large installed base of DCRsi tape-based data acquisition recorders over several years.  However, there can be no assurance that these new products will be successful or achieve the same level of market acceptance.  If sales of new systems decline in the future, we may be increasingly dependent upon revenues from the sale of spare parts, service and tape.

We have substantial unfunded pension liabilities, which may adversely affect our ability to maintain or grow our operations.

Our defined benefit pension plan and the defined benefit pension plan of our former magnetic tape manufacturing subsidiary (“Media”), which we sold in 1995, were frozen in 1994, but remain substantially underfunded.  At March 31, 2005, unfunded accumulated plan benefit obligations under the pension plans totaled $51.4 million and $19.7 million, respectively, and have been recognized as liabilities on our consolidated balance sheet.

During 2004 and prior years, Media reimbursed us for some of the pension contributions we made on behalf of the Media pension plan based on a contractual obligation entered into at the time Media was sold.  On January 10, 2005, Media filed for Chapter 11 reorganization.  Based on our assessment of Media’s financial condition, we do not anticipate any additional reimbursement of amounts paid to date or payable in the future on behalf of the Media pension plan.  Future pension contributions payable under these pension plans will fluctuate based on actual investment performance, life expectancy of the participants and other factors versus such assumptions used to project future pension contributions.

Under a Joint Settlement Agreement between us, Hillside Capital Incorporated, a former affiliate (“Hillside”), and the Pension Benefit Guaranty Corporation, Hillside is required to advance pension contributions for our and Media’s pension plan in the event that we cannot make them.  At our request, to date Hillside has made pension contributions totaling $14.8 million pertaining to our and the Media pension plans.  Hillside has informed us that they will make a pension contribution of $5.9 million in September 2005.  When Hillside advances pension contributions, we become indebted to Hillside and issue promissory notes to Hillside in the amount of our indebtedness (the “Hillside Notes”).  In future years, we may request Hillside to fund additional pension contributions under the Ampex and/or Media pension plans if we are unable to make the payments ourselves.  We believe that Hillside has sufficient assets to fund future pension contributions under the Joint Settlement Agreement, but we do not own or control Hillside and, except for the provisions of the Joint Settlement Agreement, our ability to borrow pension contributions from Hillside is beyond our control.

Our substantial indebtedness could materially adversely affect our operations and financial results and prevent us from obtaining additional financing, if necessary.

As of March 31, 2005, we had outstanding approximately $29.8 million of total long-term borrowings, which includes approximately $15.8 million under our 12% Senior Notes due 2008 and $14.0 million of Hillside Notes that at March 31, 2005 bear interest at 7.63% per annum.  The Hillside Notes were incurred in connection with pension contributions advanced by Hillside in 2004 and prior years.  In June 2005, we redeemed $10 million principal amount of our 12% Senior Notes.  The 12% Senior Notes are secured by liens on our future royalty receipts.  We may incur additional indebtedness from time to time in the future, subject to certain restrictions imposed by our debt agreements, which could increase our interest expense in future periods.  If we default in our obligations under the relevant loan agreements, the Noteholders would have the right to accelerate the indebtedness and foreclose on their liens, which would materially and adversely affect our financial condition.

The degree to which we are leveraged could have other important consequences to investors, including the following:

•                                          a substantial portion of our cash flow from licensing operations must be dedicated to the payment of principal of and interest on our outstanding indebtedness until it is repaid in full, and until then will not be available for other purposes;

•                                          our ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions and general corporate purposes may be materially limited or impaired by the terms of our existing debt agreements, and even if existing lenders consent to the issuance of new debt, such financing may not be available on terms favorable to us;

•                                          we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

•                                          our leverage may make us more vulnerable to a downturn in our business or the economy in general; and

•                                          the financial covenants and other restrictions contained in our indentures and other agreements relating to our indebtedness also restrict our ability to make new investments, dispose of assets or to pay dividends on or repurchase common stock.

If we cannot service our indebtedness, we will be forced to adopt alternative strategies.  These strategies may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital.  We cannot give any assurance that any of these strategies will be successful or that they will be permitted under our debt indentures.

Our substantial debt service and pension obligations may reduce our cash flow and our ability to operate our business.

We have limited liquidity with which to conduct our operations.  Although we had cash and marketable securities of $16.6 million at March 31, 2005, substantially all cash generated by our Licensing segment in excess of related operating expenses and certain other expenses, including patent litigation costs, is first required to be applied to reduce debt which totaled $29.8 million at March 31, 2005.  In addition to our debt service obligations, we are obligated to make future pension contributions to our and Media’s pension plans, which we estimate will total $41.8 million over the next six years.  Our management believes that our liquidity, coupled with anticipated patent licensing revenue and our ability to borrow pension contributions from Hillside, should be sufficient to satisfy our projected cash obligations through at least March 2006, however, we cannot assure you that we will be able to satisfy these obligations.  Furthermore, our limited liquidity may harm our ability to operate or grow our business.

If we acquire companies in the future, we may experience integration costs and the acquired businesses may not perform as we expect.

We have made, and may under certain circumstances in the future make, acquisitions of, and/or investments in, other businesses.  These entities may be involved in new businesses in which we have not historically been involved.  We may not be able to identify or acquire suitable acquisition candidates in the future, or complete any acquisitions or investments on satisfactory terms.  While we are not currently seeking to make any acquisitions of a controlling interest in new businesses and our principal debt instruments substantially restrict our ability to make acquisitions or investments in new businesses, future acquisitions and investments involve numerous additional risks.  These risks include difficulties in the management of operations, services and personnel of the acquired companies, and of integrating acquired companies with us and/or each other’s operations.  We may also encounter problems in entering markets and businesses in which we have limited or no experience.  Acquisitions can also divert our attention from other business concerns.  We have made and may make additional investments in companies in which we own less than a 100% interest.  Such investments involve additional risks, including the risk that we may not be in a position to control the management or policies of such entities, and the risk of potential conflicts with other investors.  For example, we have written off all of our acquisitions of Internet companies during 2000 and 2001.  It is possible that we could lose all or a substantial portion of any future investments.

If are unable to respond to rapid technological change or to develop new products, our revenues and results of operations will be adversely affected.

All the industries and markets from which we derive or expect to derive revenues, directly or through our licensing program, are characterized by continual technological change and the need to introduce new products, product upgrades and patentable technology.  This has required, and will continue to require, that we spend substantial amounts of capital on the research, development and engineering of new products and advances to existing products, as well as for assessing infringement of our patents by manufacturers of consumer digital video products.  We cannot assure you that our existing products, technologies and services will not become obsolete or that any new products, technologies or services will win commercial acceptance.  Obsolescence of existing product lines, or inability to develop and introduce new products and services, could have a material adverse effect on our revenues and results of operations in the future.  The development and introduction of new technologies, products and services are subject to inherent technical and market risks, and there can be no assurance that we will be successful in this regard.  In addition, reductions in our research and development programs could adversely affect our ability to remain competitive.

Because our Recorders segment is primarily focused on our data acquisition and instrumentation products, we have devoted the majority of our research and development to producing our new solid state and disk based instrumentation recorders.  We do not currently intend to invest additional development resources to extend the life of our 19-millimeter mass storage products beyond the quad density format other than as required to support the needs of our customers.  If our Recorders segment were to experience further declines in product revenues, we may be required to reduce future research, development and engineering costs.

We have numerous significant competitors in our Recorders segment, some of which have greater financial resources than we do.

Our Recorders segment encounters significant competition in all the markets for its products and services, and many of our competitors in this industry have greater resources and access to capital than us.  In the instrumentation market, which currently is our Recorders segment’s major area of focus, we compete primarily with companies that depend on government contracts for a major portion of their revenues, including L-3 Communications Corporation, Calculex and Sypris Solutions, Inc.  Although the number of our competitors in this industry has decreased in recent years as the government spending in many areas has declined, many of these competitors have greater financial resources than we do.

We rely on a limited number of key suppliers and vendors to operate our business.  If these suppliers or vendors experience problems or favor our competitors, we could fail to obtain sufficient quantities of products and services we require to operate our business successfully.

Our Recorders segment purchases certain components and magnetic media products from a single domestic or foreign manufacturer.  Significant delays in deliveries or defects in such components could adversely affect our manufacturing operations, pending qualification of an alternative supplier.  In addition, we produce highly engineered products in relatively small quantities.  As a result, our ability to cause suppliers to continue production of certain products on which we depend may be limited.  These suppliers may require us to purchase lifetime quantities of their products or components, which may cause our inventories to increase beyond levels required to support current revenues.  We do not generally enter into long-term raw materials or components supply contracts.  Accordingly, if we experience problems with these manufacturers, we could fail to obtain sufficient resources to operate our business successfully.

Our international operations subject us to social, political and economic risks of doing business in foreign countries.

Although we significantly curtailed our Recording segment’s international operations in prior years, sales to foreign customers (including U.S. export sales) continue to be significant to our results of operations.  However, international operations are subject to a number of special risks, including limitations on repatriation of earnings, restrictive actions by local governments, and nationalization.  Additionally, export sales are subject to export regulation and restrictions imposed by U.S. government agencies.  Although fluctuations in the value of foreign currencies can affect our results of operations, we do not normally seek to mitigate our exposure to exchange rate fluctuations by hedging our foreign currency positions.  Accordingly, our revenues from international operations are subject to numerous risks, any of which may have an adverse impact on our results of operations.

We are dependent on certain key personnel and the loss of one or more of these individuals could disrupt our operations and adversely affect our financial results.

We are highly dependent, and our success depends, upon the availability and performance of our executive officers and directors, including Edward J. Bramson, who has been our chief executive officer since 1991.  Mr. Bramson is also engaged in the management of certain other companies, but devotes most of his time to the management of our operations.  We have not entered into employment agreements with Mr. Bramson or any of our key employees, and we do not maintain key man life insurance on any of these individuals.  Accordingly, if we lose the services of Mr. Bramson or our other executive officers, our business, financial condition and operating results could be materially adversely affected.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.

Our facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances.  Owners and occupiers of sites containing hazardous substances, as well as generators and transporters of hazardous substances, are subject to broad liability under various federal and state environmental laws and regulations, including liability for investigative and cleanup costs and damages arising out of past disposal activities.  We have been named from time to time as a potentially responsible party by the United States Environmental Protection Agency with respect to contaminated sites that have been designated as “Superfund” sites, and are currently engaged in various environmental investigation, remediation and/or monitoring activities at several sites located off our facilities.  There can be no assurance we will not ultimately incur liability in excess of amounts currently reserved for pending environmental matters, or that additional liabilities with respect to environmental matters will not be asserted.  In addition, changes in environmental regulations could impose the need for additional capital equipment or other requirements.  Such liabilities or regulations could have a material adverse effect on us in the future.

Although we sold Media in November 1995, we have continuing liability with respect to environmental contamination at manufacturing sites and disposal sites used by Media when it was our subsidiary.  On January 10, 2005, Media filed for Chapter 11 reorganization.  At March 31, 2005, we have included an estimate of future clean up costs of Media sites of $2.4 million, which is included in net liabilities of discontinued operations.  We cannot assure you that future costs of cleanup will not exceed our current estimate.

Complying with changing corporate governance regulations, including an evaluation of our internal controls, may adversely affect our business and operations.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq market rules, are creating uncertainty for companies such as ours.  These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity.  As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  We are committed to maintaining high standards of corporate governance, internal control and public disclosure.  As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, our reputation may be harmed.

We are exposed to potential risks from recent legislation requiring companies to evaluate their internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

We will be evaluating our internal controls systems in order to allow management to report on the effectiveness of our internal control over financial reporting and our registered independent public accounting firm to attest to this report in our Form 10-K annual report for the fiscal year ending December 31, 2005, as required by Section 404 of the Sarbanes-Oxley Act.  We will perform the system and process evaluation and testing (and implementing any necessary remediation) required in an effort to comply with these report and attestation requirements and expect to incur additional expenses and devote significant management time towards completing actions required for management’s evaluation.  The evaluation and attestation processes required by Section 404 are new and neither public companies nor public accounting firms have significant experience in testing or complying with these requirements.  Although we will develop and implement plans to fully satisfy the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their impact on our operations because, like other public companies, we and our registered independent public accounting firm will be undergoing the process for the first time in a regulatory environment where the standards to assess adequacy of compliance are under development.  We cannot assure you that there will not be significant deficiencies or material weaknesses that would be required to be reported as a result of the process.  In addition, we cannot assure you that we will timely complete actions required for management’s evaluation according to a timetable that will permit our registered independent public accounting firm to timely complete its assessment of our internal control over financial reporting and attest to management’s report.  This development may subject us to regulatory investigations and sanctions and lead to a loss of confidence in our internal control over financial reporting.  Any such action could adversely affect our financial results and the market price of our common stock.

Risks Related to the Offering and Ownership of our Common Stock

The future price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The trading price of our common stock has been and can be expected to be subject to significant volatility, reflecting a variety of factors, including:

•                                          fluctuations in patent licensing revenues, developments in our patent licensing program and the success or failure of litigation that we initiate to defend our patents;

•                                          announcements relating to developments in our Recorders segment;

•                                          quarterly fluctuations in operating results;

•                                          modifications to our senior debt agreements and other events that affect our liquidity;

•                                          announcements of the introduction of new products, technologies or services by us or our competitors;

•                                          announcements of acquisitions of, or investments in, new businesses or other events;

•                                          sales of shares of our common stock by insiders pursuant to Rule 10b5-1 plans, under Rule 144 or otherwise;

•                                          reports and predictions concerning us by analysts and members of the media; and

•                                          general economic or market conditions.

In addition, the stock market in general, and technology companies in particular, have experienced a high degree of price volatility, which has had a substantial effect on the market prices of many such companies for reasons that often are unrelated or disproportionate to operating performance.  Thus, these broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

Future sales or the possibility of future sales of substantial amounts of our common stock by our officers and directors may cause the price of our common stock to decline.

The resale of shares of our common stock by the selling stockholders pursuant to this prospectus could cause the market price of our common stock to decline.  Even the prospect of such resales could depress the market price for our common stock.  In addition, our officers, directors and employees, including the selling stockholders, and certain other stockholders hold significant numbers of additional shares of our common stock that are not covered by this registration statement.  Some of those shares are freely tradable without restriction under the federal securities laws, and those that are not may be sold in the future pursuant to newly filed effective registration statements, in compliance with the requirements of Rule 144 under the Securities Act.  Sales in the public market of substantial amounts of our common stock, whether by our officers, directors, employees or others, or the perception that such sales could occur, could materially adversely affect prevailing market prices for our common stock and our ability to raise additional capital through the sale of equity securities.

Anti-takeover provisions in our certificate of incorporation and by-laws may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that you might consider favorable.

Our certificate of incorporation provides for a classified board of directors, with members of each class elected for a three-year term.  It also provides for nullification of voting rights of certain foreign stockholders in certain circumstances involving possible violations of security regulations of the United States Department of Defense.  Similarly, the indenture governing our outstanding Senior Notes requires us to offer to repurchase the Senior Notes at a purchase price equal to 101% of the outstanding principal amount thereof together with accrued and unpaid interest in the event of a change of control, which includes the purchase by a person or group of 50% or more of our outstanding voting stock or the transfer of substantially all of our assets to any such person or group, other than to certain of our subsidiaries and affiliates.  These provisions could deter, delay or prevent a third-party from acquiring us, even if doing so would benefit our stockholders.

Our board of directors may issue preferred stock without stockholder approval.

Our charter authorizes our board of directors to authorize the issuance of up to 1,000,000 shares of preferred stock.  Preferred stock may be issued in one or more series, the terms of which may be determined without further action by shareholders.  These terms may include preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption.  The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our class A common stock, and therefore could reduce its value.  In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party.  The power of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current shareholders’ control.

Our executive officers and directors will continue to have significant control over the company after this offering, which may prevent you or other stockholders from influencing significant corporate decisions.

As reported in our 2005 proxy statement, our executive officers and directors beneficially own, in the aggregate, approximately 17.8% of our outstanding common stock.  As a result, they may be able to influence matters requiring stockholder approval.  These matters include the election of directors and approval of significant corporate transactions, such as a merger, consolidation, takeover or other business combination involving us.  Our executive officers and directors may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.  This concentration of ownership could also adversely affect the market price of our common stock or reduce any premium over market price that an acquirer might otherwise pay.

USE OF PROCEEDS

The selling stockholders are selling the shares covered by this prospectus for their own accounts.  Therefore, they will receive all of the net proceeds from the sale of their shares, and we will not receive any proceeds from the sale of their shares.  See “Plan of Distribution.”

SELLING STOCKHOLDERS

Under our Stock Incentive Plan, a total of 712,500 shares of our Class A Stock are available for issuance upon the exercise of employee stock options and awards granted to officers, employees, directors and certain consultants, advisors and service providers of Ampex and any parent or subsidiary of Ampex.  The shares of Class A Stock to which this prospectus relates are being registered for reoffers and resales by the selling stockholders who are officers and directors of Ampex who may acquire, or have acquired, such shares upon exercise of awards granted under the Plan, and who may be deemed to be our “affiliates,” as defined in Rule 405 of the Securities Act.

We do not know whether any of the selling stockholders will use this prospectus in connection with the offer or sale of any shares of Class A Stock, or, if this prospectus is so used, how many shares of Class A Stock will be offered or sold.  The selling stockholders may resell all, a portion, or none of the shares that they have acquired or may acquire pursuant to the Plan.  Pursuant to Rule 424(b) under the Securities Act, we will supplement this prospectus with the number of shares of Class A Stock, if any, to be offered or sold by the selling stockholders as that information becomes known.

PLAN OF DISTRIBUTION

The selling stockholders have not advised us of any specific plans for the distribution of the shares offered hereby.  The selling stockholders are registering all of the shares covered by this prospectus for sale for their own accounts.  We will not receive any proceeds from the sale of any such shares by the selling stockholders.

The selling stockholders or their pledgees, donees, transferees or other successors in interest may offer and sell shares pursuant to this prospectus from time to time, in one or more of the following transactions (which may include block transactions):

•                                          on Nasdaq or any other national securities exchange or quotation service listing or quoting the Class A Stock at the time of sale;

•                                          in transactions other than on such exchanges or systems;

•                                          in the over-the-counter market;

•                                          in negotiated transactions;

•                                          through put and call options, short sales or other hedging transactions;

•                                          at fixed prices, which may be changed;

•                                          at varying prices determined at the time of sale; or

•                                          at negotiated prices.

Any such underwriters, brokers, dealers or agents may receive underwriting discounts and commissions, which may exceed customary discounts, concessions or commissions.  It is not possible at the present time to determine the price to the public in any such sale.  Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by each selling stockholder.

The aggregate proceeds to each selling stockholder from the sale of his or her shares will be the purchase price of the shares sold less all applicable commissions and underwriters’ discounts, if any, and other expenses of issuance and distribution not borne by us.  We will pay substantially all the expenses incident to the registration of the offering and sale of the shares by the selling stockholders, but all fees, discounts and commissions of underwriters, brokers, dealers or agents, if any, transfer taxes and other similar selling expenses incurred by a selling stockholder will be borne by that selling stockholder.

The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.  Because the selling stockholders and any such broker-dealers may be deemed to be “underwriters” under the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

Any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the sale is in compliance with the exemption.

If and to the extent required, the specific shares to be sold, the respective purchase prices and public offering prices, the names of any agent, broker, dealer or underwriter, any applicable commissions or discounts, and other facts material to the transaction will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

There can be no assurance that the selling stockholders will sell any or all of the shares offered hereunder.  In addition, there may be certain contractual or other restrictions on the ability of a selling stockholder to sell any or all of his or her shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation includes provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.  We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.  We maintain a directors’ and officers’ liability insurance policy to support the foregoing indemnity obligations, which, under certain circumstances, could require us to indemnify our directors and offices against liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity, authorization and issuance of the shares offered hereby will be passed upon for us by Joel D. Talcott, our Vice President, Secretary and General Counsel.  As of June 27, 2005, Mr. Talcott owns 1,946 shares of Class A Stock and holds employee stock options granted under the Plan to purchase an additional 32,325 shares of Class A Stock, all of which are or will become exercisable within 60 days of such date.

EXPERTS

The consolidated financial statements and financial statement schedule as of December 31, 2004 and for the year then ended incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance on such report, given upon the authority of that firm as experts in auditing and accounting.

The consolidated financial statements and financial statement schedule as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance on such report, given upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the Form S-8 Registration Statement and Post-Effective Amendment we filed with the Commission relating to the offering and sale of the shares of Class A Stock covered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and does not contain the exhibits and schedules to the registration statement. For further information about us and our Class A Stock, you should review the registration statement and the exhibits and schedules to the registration statement.

We also file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov.  You may also read and copy any document we file with the Commission at its Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C.  Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Room.  Additional information about us is available on our web site at www.ampex.com.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents.  The information that we incorporate by reference is an important part of this prospectus.  You must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in any document previously incorporated by reference have been modified or superseded.  This prospectus incorporates by reference the following documents:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on April 20, 2005;

•                  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the Commission on May 10, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on January 27, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on February 23, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on March 23, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on April 4, 2005;

•                  Our Current Reports on Form 8-K and 8-K/A filed with the Commission on April 5, 2005 and April 8, 2005, respectively;

•                  Our Current Report on Form 8-K filed with the Commission on April 7, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on April 20, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on April 22, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on May 3, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on May 12, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on May 19, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on June 16, 2005;

•                  Our Current Report on Form 8-K filed with the Commission on June 24, 2005; and

•                  The description of our Class A Stock contained in the Amendment No. 1 to Form 8-A Registration Statement filed on November 5, 1999 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such reports and other documents.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in, but not delivered with, this prospectus.  You may request a copy of any such information by contacting us at the following address or telephone number:  Investor Relations, Ampex Corporation, 1228 Douglas Avenue, Redwood City, California 94063, (650) 367-4111.

You should rely only on the information included or incorporated by reference in this prospectus.  We have not authorized anyone else to provide you with different information.  The selling stockholder may not offer to sell these shares in any state or jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this registration statement:

(a)          the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on April 20, 2005;

(b)         the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the Commission on May 10, 2005;

(c)          the Registrant’s Current Report on Form 8-K filed with the Commission on January 27, 2005;

(d)         the Registrant’s Current Report on Form 8-K filed with the Commission on February 23, 2005;

(e)          the Registrant’s Current Report on Form 8-K filed with the Commission on March 23, 2005;

(f)            the Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2005;

(g)         the Registrant’s Current Reports on Form 8-K and 8-KA filed with the Commission on April 5, 2005 and April 8, 2005, respectively;

(h)         the Registrant’s Current Report on Form 8-K filed with the Commission on April 7, 2005;

(k)          the Registrant’s Current Report on Form 8-K filed with the Commission on May 3, 2005;

(l)             the Registrant’s Current Report on Form 8-K filed with the Commission on May 12, 2005;

(m)       the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2005;

(n)         the Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2005;

(o)         the Registrant’s Current Report on Form 8-K filed with the Commission on June 24, 2005; and

(p)         the description of the Registrant’s Class A Common Stock contained in the Amendment No. 1 to Form 8-A Registration Statement filed on November 5, 1999, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests Of Named Experts And Counsel.

The validity, authorization and issuance of the shares offered hereby will be passed upon for us by Joel D. Talcott, our Vice President, Secretary and General Counsel.  As of June 27, 2005, Mr. Talcott owns 1,946 shares of Class A Stock and holds employee stock options granted under the Plan to purchase an additional 32,325 shares of Class A Stock, all of which are or will become exercisable within 60 days of such date.

Item 6.  Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions described above, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by an officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.  The indemnification and advancement of expenses provided is not deemed to be exclusive of any other rights to which an officer or director may otherwise be entitled.

Under Article VIII of our by-laws, we generally indemnify our directors and officers to the fullest extent permitted by applicable law, but we are not required to do so in connection with any proceeding initiated by an officer or director if the proceeding was not authorized by our board of directors.  We will also advance expenses, including attorneys’ fees, but only upon receipt of an undertaking by an indemnified officer or director to repay all amounts advanced if it should ultimately be determined that he is not entitled to be indemnified under our by-laws or otherwise.

Under ARTICLE X of our restated certificate of incorporation, directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except to the extent that such elimination or limitation of liability is not permitted by the DGCL.  Under Section 102(b)(7) of the DGCL, a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered into agreements to indemnify our directors under which, among other things, we will indemnify and advance certain expenses, including attorneys’ fees, to such directors to the fullest extent permitted by applicable law, as such law may be amended from time to time, and by our certificate of incorporation, by-laws and resolutions.

As authorized by Section 145(g) of the DGCL, we also maintain an insurance policy covering our past, present and future directors and officers and past, present and future directors and officers of our subsidiaries for losses resulting from claims for which any such officer or director was not indemnified by us.  The policy also provides for reimbursement to us and our subsidiaries for amounts paid to indemnify officers and directors for loss resulting from claims against such officers and directors.  The policy is subject to certain exclusions, such as claims against officers and directors for dishonest, fraudulent or criminal acts or omissions, willful violations of law, libel and slander, bodily injury and property damage, pollution, etc.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits to this registration statement on Form S-8 are listed in the Exhibit Index which appears elsewhere herein and is incorporated herein by reference.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 30, 2005.

AMPEX CORPORATION

By:	/s/ CRAIG L. MCKIBBEN
Craig L. McKibben
Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Edward J. Bramson and Craig L. McKibben or either of them, with full power to act, his attorney-in-fact, with the power of substitution for him in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission under the Securities Act, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/	Edward J. Bramson	Chairman, President, Chief Executive	June 30, 2005
	Edward J. Bramson	Officer and Director
(Principal Executive Officer)

/s/	Craig L. McKibben	Vice President, Director and Treasurer	June 30, 2005
	Craig L. McKibben	(Principal Financial Officer and
Principal Accounting Officer)

/s/	Peter Slusser	Director	June 30, 2005
Peter Slusser

/s/	William A. Stoltzfus, Jr.	Director	June 30, 2005
William A. Stoltzfus, Jr.

/s/	Douglas T. McClure, Jr.	Director	June 30, 2005
Douglas T. McClure, Jr.

INDEX TO EXHIBITS

Exhibits
5.1*	Opinion of Joel D. Talcott, Esq.
10.1*	Ampex Corporation 1992 Stock Incentive Plan, as amended through June 10, 2005.

23.1*	Consent of BDO Seidman, LLP, independent registered public accounting firm.
23.2*	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm.

23.3*	Consent of Joel D. Talcott, Esq. (included in and incorporated by reference to Exhibit 5.1 hereto)
24.1*	Power of Attorney (included in the signature page of this registration statement).

*                 Filed herewith